Marathon Patent Group Secures Revenue-Generating
Telecom Patents with CyberFone Systems Acquisition

Patent Licensing Leader IPNav will Continue to
Manage the Highly Successful Campaign

Alexandria, VA - April 22, 2013- Marathon Patent Group, Inc. (OTCBB: MARA “MPG”), an Intellectual Property services and monetization company, today announced that it has secured a foundational patent portfolio through the acquisition of CyberFone Systems, LLC. The patents cover claims that provide the right to practice specific transactional data processing, telecommunications, network and database inventions, including financial transactions. The portfolio, which has a large and established licensing base, consists of ten United States patents and 27 foreign patents and one patent pending. The patent rights that cover digital communications and data transaction processing are foundational to certain applications in the wireless, telecommunications, financial and other industries. The portfolio cites and has been cited in patents owned by IBM, Cisco, Hitachi, Siemens, NEC and in 437 other patents issued or pending in the United States.

Patents in the portfolio include those with claims covering processes for a telecommunications system that can be used in a menu-like format allowing for navigation and data input creating “data transactions,” which are then transmitted to a database. In addition, covered are methods that detail the ability to input data in a form driven, operating system agnostic configuration, in which data can be processed and returned in real time. Marathon believes the underlying rights to the patent claims of the acquired assets are especially valuable in today’s mobile internet environment and will provide licensees significant value. The priority dates of the patents are as early as 1993 with all rights reserved of that priority relating to specific inventions disclosed.

“Marathon Patent Group believes that the CyberFone portfolio of performing assets enables us to reduce investment risk and establish performance,” said Doug Croxall, Chief Executive Officer of Marathon Patent Group. "The transaction, in conjunction with our recent acquisition of the Bell Labs patent from MOSAID Technologies, lends credence to Marathon’s IP growth strategy, and provides a strong foundation for us to build upon.”

“IPNav is pleased to be able to serve Marathon Patent Group in supporting the CyberFone Systems licensing program,” said Erich Spangenberg, Chief Executive Officer of IPNav. “This patent portfolio is broadly infringed and a proven revenue-generator that will continue to provide significant income for quite some time.”

Earlier this year, Marathon Patent Group announced it had entered into a strategic relationship with industry-leading patent monetization company IP Navigation Group. IPNav will continue source and execute monetization opportunities on behalf of MPG.  “We see the difference in what Marathon Patent Group is building and we are elated to be receiving equity in Marathon as part of our compensation,” said Spangenberg.

The acquired patents include U.S. patent numbers 6,044,382 entitled “Data transaction assembly server”; 5,805,676 entitled “Telephone/transaction entry device and system for entering transaction data into databases”; 5,987,103 entitled “Telephone/transaction entry device and system for entering transaction data into databases”. The portfolio also includes 27 foreign patents with coverage in nine foreign countries including North America, South America, Europe, Pacific Rim and Asia.

About Marathon Patent Group
Marathon Patent Group ("Marathon") is an intellectual property services and monetization company that serves a wide range of patent holders and technologies from Fortune 500 to independent inventors. Marathon provides clients advice and services that enable them to realize financial and strategic return on their IP rights. Marathon serves clients through two complementary business units: the IP Research & Services Center, which helps to identify and manage patents, and the IP Licensing and Enforcement Group, which acquires IP assets, partners with patent holders, and monetizes patent portfolios through actively managed patent licensing campaigns. Marathon is based in Alexandria, Virginia. www.marathonpg.com

About IPNav
IPNav is the world's leading full-service patent monetization firm, helping forward-thinking corporations, universities, organizations, and individuals profit from innovation. IPNav's integrated, end-to-end solution turns idle IP assets into revenue streams. Using its proprietary Patent Monetization Platform, IPNav unlocks the value trapped in our clients' IP portfolios -- with timetables and objectives set by the client. Based in Dallas, IPNav has offices in Dublin, Paris, Shanghai, and Tel Aviv. www.ipnav.com

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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